Exhibit 10.7

The Depository Trust & Clearing Corporation
55 Water Street, 22nd Floor
New York, NY 10041-0099

September 22, 2008

Mr. John Roderfeld

Director of Operations

Barclays Capital, Inc.

200 Park Avenue

New York, NY 10166

Mr. James W. Giddens, as Trustee

(the “Trustee” For the liquidation of Lehman Brothers, Inc.

Under the Securities Investor Protection Act

c/o Hughes Hubbard

One Battery Park Plaza

New York, NY 10004

Attention: James B. Kobak, Jr.

Re: Winding Down of Accounts and Guaranty

Ladies and Gentlemen:

We are writing in connection with the Asset Purchase Agreement among Lehman Brothers Holdings, Inc., Lehman Brothers, Inc. (“LBI”), LB 745 LLC and Barclays Capital, Inc. (“Barclays”) dated as of September 16, 2008, and as amended by the First Amendment thereto dated as of September 19, 2008 (collectively, the “Agreement”).  The United States Bankruptcy Court for the Southern District of New York (Manhattan) (Case No. 08-13555) (the “Bankruptcy Court”) has approved the Agreement on September 20, pursuant to which Barclays is to acquire certain assets, and assume certain liabilities of LBI (the “APA Approval Order”).

On September 19, 2008, in a proceeding brought by the Securities Investor Protection Corporation in the United States State District Court for the Southern District of New York, James Giddens was appointed as the SIPC Trustee for the LBI estate and the creditors of the estate (the “Trustee”) and the District Court entered that certain Order Commencing Liquidation (the “SIPC Proceeding”).  On September 20, 2008, the Bankruptcy Court entered an order adopting the APA Approval Order in the SIPC Proceeding (collectively with the APA Approval Order, the “Orders”).

In connection with the Agreement and for good and valuable consideration, the receipt of which is acknowledged, Barclays, the Trustee and The Depository Trust & Clearing Corporation (“DTCC”) (on behalf of The Depository Trust Company (“DTC”), the Fixed Income Clearing Corporation (“FICC”) and National Securities Clearing Corporation (“NSCC”) (DTC, NSCC

and FICC collectively referred to as the “Clearing Agency Subsidiaries”)), on behalf and for the benefit of its Clearing Agency Subsidiaries, hereby agree as follows:

1.             Winding Down of Accounts.  Barclays has indicated, and hereby agrees, that all of the accounts of LBI maintained at the Clearing Agencies Subsidiaries (the “Accounts”) constitute “Excluded Assets” within the meaning of the APA.  Accordingly, pursuant to the authority granted to the Trustee in the Orders, the Trustee hereby instructs the Clearing Agency Subsidiaries to close out the pending transactions in the Accounts of the Clearing Agency Subsidiaries and to use the proceeds in accordance with the Rules and Procedures of the Clearing Agency Subsidiaries. Such liquidation transactions shall be transferred to, and closed out by, the relevant Clearing Agency Subsidiary, in the same manner as it closes out positions of Participants/Members for whom it has ceased to act.

As part of this closeout process, the Trustee hereby authorizes DTC to accept and act upon instructions from NSCC to deliver securities from the DTC LBI Account to NSCC’s account, in order to reduce or eliminate LBI’s outstanding delivery obligations to NSCC.

2.             Guaranty.  In order to induce DTCC to take the foregoing actions, Barclays hereby agrees to guaranty, indemnify and hold harmless DTCC and each of the Clearing Agency Subsidiaries, and each of its or their officers, directors, employees, owners, agents and representatives (the “Guaranty”) against any and all losses, claims, damages, expenses (including legal fees) or liabilities (“Losses”) that any of them may incur as a result of winding down and closing out the Accounts, which Guaranty is limited to the Cash Deposit described below.

To secure the Guaranty, Barclays shall wire transfer $250 million (the “Cash Deposit”) by 8 a.m., September 22, 2008 pursuant to the following instructions:

Bank: JPMorgan Chase
ABA#=   021000021
Account # 617330026
FAO: DTCC general funds
REF: BARCLAYS GUARANTY

Recourse with respect of this Guaranty shall be solely limited to the Cash Deposit, and upon payment of the Cash Deposit to DTCC, Barclays shall have no further liability in respect of such Guaranty.

Any Losses shall first be satisfied from the Cash Deposit.  Any Losses in excess of the Cash Deposit shall be satisfied in accordance with the rules and procedures of the applicable Clearing Agency Subsidiary.  Should any portion of the Cash Deposit remain following the closeout of the Accounts and satisfaction of all obligations in accordance with the Rules and Procedures of the Clearing Agency Subsidiaries, such amounts shall be remitted to the Trustee.

3.             Miscellaneous.

(a)           No authorizations, approvals, consents or waivers by, or notifications to, a governmental authority or other third party (including but not limited to licenses, notifications, registrations or declarations) (collectively, “Authorizations”) are required for the execution, delivery or satisfaction by Barclays of this Letter Agreement or the satisfaction of any of the obligations of Barclays contemplated thereby, or, if required, all such Authorizations have been obtained.

(b)           This Letter Agreement and the provisions herein shall be governed by and construed and interpreted in accordance with the law of the State of New York exclusive of its conflict of laws provisions.  In addition, the parties hereby: (i) irrevocably and unconditionally submit to the non-exclusive jurisdiction of any Federal or State court in the County of New York, in the State of New York in respect of any action or proceeding brought against it or relating in any way to this Letter Agreement (ii) irrevocably and unconditionally waive, to the fullest extent permitted by law, any objection to the laying of venue in the aforesaid courts, and (iii) waive any right to trial by jury with respect to any action brought against it or relating in any way to this Letter Agreement.

(c)           This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.             Waivers.

Barclays hereby waives presentment, demand, notices, protest and formalities of any kind.

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Please indicate your agreement to the above by signing and returning the enclosed receipt copy of this letter.

Very truly yours,

The Depository Trust & Clearing Corporation, on behalf of itself and
The Depository Trust Company, National Securities Clearing Corporation,
and Fixed Income Clearing Corporation

By:	/s/ Larry E. Thompson
Larry E. Thompson
Managing Director and General Counsel

Enclosures

Accepted and agreed as of the date first above written:

James W. Giddens as Trustee for the Liquidation of Lehman Brothers, Inc. under the Securities Investor Protection Act

By:	Hughes Hubbard, Counsel for the Trustee

By:	/s/ Anson B Frelinghuysen
James B. Kobak Jr.
Anson B. Frelinghuysen, Counsel

Barclays Capital, Inc.

By:	/s/ Gerard LaRocca
Name:	Gerard LaRocca
Title:	Chief Executive Officer